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Exhibit 10.31

APN: 162-16-510-001, 162-16-510-002,
162-16-510-003, 162-16-510-004,162-16-510-005,
162-16-510-006, 162-16-511-008,
162-16-510-007, 162-16-510-008, 162-16-510-009
162-16-510-010, 162-16-510-011, 162-16-510-012,
162-16-510-013, 162-16-510-014, 162-16-510-015,
162-16-510-016, 162-16-510-017, 162-16-510-018,
162-16-510-021, 162-16-510-022, 162-16-510-024,
162-16-510-025, 162-16-510-028, 162-16-510-029,
162-16-510-030, 162-16-510-031, 162-16-511-009,
162-16-610-008, 162-16-610-009, 162-16-610-010,
162-16-610-011, 162-16-610-012, 162-16-610-013,
162-16-610-014, 162-16-610-015, 162-16-610-017,
162-16-610-018, 162-16-610-019, 160-16-610-021,
160-16-610-022, 160-16-610-028, 160-16-610-029,
160-16-610-030, 162-16-611-001, 162-16-611-002,
162-16-611-003, 162-16-611-004, 162-16-611-005,
162-16-611-006, 162-16-611-007, 162-16-611-008
162-16-611-009, 162-16-611-010, 162-16-611-012,
162-16-611-013, 162-16-611-014

Recording requested by and when recorded mail to:
Schreck Brignone
300 South Fourth Street, Suite 1200
Las Vegas, Nevada 89101
Attn: L.T. Jones, Esquire

Mail tax bills to:
Wynn Resorts Holdings, LLC &
Valvino Lamore, LLC
3145 Las Vegas Boulevard South,
Las Vegas, Nevada 89109
Attention: Legal Department

EASEMENT AGREEMENT

        This Easement Agreement ("Agreement") made as of this 21st day of October, 2002 by and among WYNN RESORTS HOLDINGS, LLC a Nevada limited liability company ("Holdings") and VALVINO LAMORE, LLC, a Nevada limited liability company ("Valvino" and together with Holdings, "Grantors"), and WYNN LAS VEGAS, LLC, a Nevada limited liability company ("Grantee").

RECITALS

        Holdings is the owner of the real property described in Exhibit "A" attached hereto ("Holdings' Property").

        Valvino is the owner of the real property described in Exhibit "B" attached hereto ("Valvino's Property" and together with Holdings' Property, "Grantors' Property").

        Grantee is the owner of approximately 55.17 acres of real property located adjacent to Grantors' Property, and identified as "Le Reve" on the Plan, which property is more particularly described on

Exhibit "C" attached hereto (the "Benefitted Property") and upon which Grantee intends to develop a large scale luxury resort hotel and related amenities (the "Hotel").

        Grantee has requested that Grantors grant Grantee certain easements over the areas of Grantors' Property more particularly described and depicted in Exhibit "D" (the "Initial Access Area") and such other areas on Grantors' Property as may be necessary, from time to time, to permit a shuttle bus for Hotel employees, patrons, visitors and guests to traverse the Grantors' Property in order to travel between the Benefitted Property and the pedestrian crossing and improvements related thereto (the "Crossing") located or to be located at the southwest corner of the intersection of Paradise Road and the Desert Inn Arterial. Such areas together with the Initial Access Area are collectively referred to herein as the "Easement Area".

        Grantors desire to grant such easements to Grantee, on the terms and conditions herein set forth.

AGREEMENT

        NOW, THEREFORE, for consideration each to the other paid and in consideration of the actions and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto act and agree as follows:

        1. Temporary Construction Easement. Grantors, by these presents, do hereby grant to Grantee, its successors, assigns, agents, employees, servants, contractors, licensees and invitees, a temporary, non-exclusive easement appurtenant to the Benefitted Property and a right-of-way in, upon, over and across the Easement Area (a) for the purpose of constructing a roadway which permits shuttle bus access across the Easement Area, including, without limitation, grading, paving, curbing, fencing, landscaping, lighting, and installing utilities (the "Improvements"); (b) to restore the Easement Area, Holdings' Lots and Valvino's Lots disturbed by the construction of the Improvements (the "Restoration Work"); and (c) for reasonable access, ingress, and egress reasonably necessary to accomplish the foregoing (the "Construction Easement"). It is anticipated that the Improvements shall be located on the Initial Access Area but all or portions of the Improvements may be located in other portions of the Easement Area. Prior to engaging in any construction activities, Grantee agrees to coordinate the schedule, design and construction of the Improvements with Grantors, obtain all necessary approvals from any governmental authorities and provide Grantors with five (5) days prior written notice of the date on which construction of the Improvements is to commence (the "Construction Commencement Date"). Grantee agrees to construct the Improvements and perform the Restoration Work (v) at Grantee's sole cost and expense, (w) in a good and workmanlike manner, (x) in accordance with all laws, ordinances, codes and regulations of governmental authorities having jurisdiction concerning the manner of construction of such facilities, (y) in a manner that minimizes disruption to Grantors, their employees and invitees; and (z) in conformance with a construction schedule agreed upon between Grantors and Grantee. This Construction Easement shall terminate upon the later of the completion of the construction of the Improvements or the completion of the Restoration Work, unless sooner agreed by Grantors and Grantee.

        2. Access Easement. Grantors, by these presents, do hereby grant to Grantee, its successors, assigns, an easement and right-of-way appurtenant to the Benefited Property and a right-of-way in, upon, over and across the Easement Area for conducting shuttle bus service for use by Grantee and its successors and assigns and their respective agents, employees, servants, contractors, licensees and invitees and for Hotel employees, patrons, visitors and guests to and from the Benefitted Property upon, over and across                        the Easement Area. Grantors, by these presents, do hereby grant to Grantee, its successors, assigns an easement and right-of-way appurtenant to the Benefitted Property in, upon, over and across the Easement Area to maintain the Easement Area and maintain, repair and replace the Improvements located thereon (the "Maintenance Easement" and together with the Access Easement, the "Access and Maintenance Easements" and together with the Construction Easement, the

"Easements"). Upon termination of the Construction Easement, Grantee shall, at Grantee's sole cost and expense, provide to Grantors a legal description and survey for the "as-built" Improvements, including, without limitation, the portion of the roadway which permits vehicular access in the Easement Area (the "As-Built Legal Description and Survey"). Upon Grantors' receipt of such As-Built Legal Description and Survey, Grantors and Grantee shall then promptly record an amendment to this Agreement (the "Amendment") substituting the As-Built Legal Description and Survey for the legal description and depiction of the Easement Area currently set forth in Exhibit "E".

        3. Maintenance and Repair of Easement Area. Grantee shall pay all costs and perform all maintenance, repair and replacement necessary to keep the Improvements in good and orderly condition. In addition, Grantee shall pay all costs of utilities furnished to the Improvements. Should maintenance, repair or replacement be necessary to any of the Easement Area as a result of any intentional or negligent act or omission of Grantors or their agents, employees, servants, contractors, licensees, customers or invitees, Grantors shall be solely responsible for the cost of said maintenance, repair or replacement.

        4. Easements Running with the Land. The Easements shall run with the land, do touch and concern the same, are intended to and do burden Grantors' Property and benefit the Benefitted Property. The Easements, the restrictions hereby imposed and the agreements herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, without limitation, all subsequent owners of either Grantors' Property or the Benefitted Property, and all persons claiming under them. Each person or entity hereafter at any time granted or conveyed an interest in or to any part or portion of either Grantors' Property or the Benefitted Property shall be deemed to undertake performance and compliance with all the terms, covenants and conditions of this Agreement and the Easements granted hereby, and such persons or entities shall in like manner receive the benefits of the Easements and the terms, covenants and conditions of this Agreement, to the same extent as if such persons or entities were original parties hereto.

        5. Term. This easement shall remain in effect until a termination is recorded, executed by the parties or their successors-in-interest. Provided, however, that the Easements may not be terminated prior to reconveyance of the deed(s) of trust. [Describe]

        6. No Dedication. Nothing contained in this Agreement shall be deemed to be a gift or dedication of any portion of the Easement Area to the general public or for any public use or purpose whatsoever, it being the intention of the parties hereto and their successors and assigns that nothing in this Agreement, expressed or implied, shall confer upon any person other than the parties hereto, and their successors and assigns, any rights or remedies under or by reason of this Agreement. No portion of the Easement Area shall be used for, or allowed to become, a public forum for expressive activity of any kind, and Grantee shall use all reasonable efforts to prevent the Easement Area from being used as a public forum by Grantee, or any of its agents, employees, servants, contractors, licensees, customers or invitees.

        7. Governing Law. The laws of the State of Nevada applicable to contracts made in that State, without giving effect to its conflict of law rules, shall govern the validity, construction, performance and effect of this Agreement. Venue in any action to enforce this Agreement shall lie in a state or federal court of competent jurisdiction in Clark County, Nevada. Each party consents to the jurisdiction of such court.

        8. Attorneys' Fees. Unless otherwise specifically provided for herein, each party hereto shall bear its own attorneys' fees incurred in the negotiation and preparation of this Agreement and any related documents. In the event that any action or proceeding is instituted to interpret or enforce the terms and provisions of this Agreement, however, the prevailing party shall be entitled to its costs and attorneys' fees, in addition to any other relief it may obtain or be entitled to.

        9. Entire Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes all previous agreements, negotiations, memoranda, and understandings, whether written or oral, with respect to its subject matter.

        10. Authority to Execute/Record. Each person executing this Agreement represents and warrants that it is duly authorized to execute this Agreement by the party on whose behalf it is so executing. Any party may record this Agreement against Grantors' Property and the Benefited Property in the official public records of Clark County, Nevada.

        11. Additional Documents. Each party covenants and agrees to execute and deliver to the other such further documents or instruments as may reasonably be required to fully effectuate the manifest intent of the parties and the transactions contemplated hereby.

        12. Modifications. This Agreement shall not be modified, amended or changed in any manner unless in writing executed by the parties hereto.

        13. Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the party making the waiver.

        14. Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by an arbitrator or a court of competent jurisdiction to be invalid, void or unenforceable, that provision shall be deemed severable and all provisions, covenants, and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

        15. Section Headings. The section headings herein are inserted only for convenience of reference and shall in no way define, limit or prescribe the scope or intent of any provisions of this Agreement.

        16. Exhibits. Each exhibit referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

        17. Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one and the same document.

[Signatures appear on following page.]

        IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures on the day and year set forth above.

"Grantor"			"Grantor"
Wynn Resorts Holdings, LLC a Nevada limited liability company			Valvino Lamore, LLC a Nevada limited liability company
By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By:	Wynn Resorts, Limited, a Nevada corporation,		By:	/s/ MARC H. RUBINSTEIN
	its sole member			Name:	Marc H. Rubinstein
				Title:	Senior Vice President, General Counsel and Secretary
By:	/s/ MARC H. RUBINSTEIN
	Name:	Marc H. Rubinstein
	Title:	Senior Vice President, General Counsel and Secretary
"Grantee"
Wynn Las Vegas, LLC a Nevada limited liability company
By:	Wynn Resorts Holdings, LLC a Nevada limited liability company, its sole member
By:	Valvino Lamore, LLC a Nevada limited liability company, its sole member
By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By:	/s/ MARC H. RUBINSTEIN
	Name:	Marc H. Rubinstein
	Title:	Senior Vice President, General Counsel and Secretary

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EASEMENT AGREEMENT